PROXY RESULTS
During the six months ended June 30, 2007, Cohen &
Steers Worldwide Realty Income Fund, Inc. shareholders
voted on the following proposals at the annual meeting
held on April 19, 2007. The description	of each
proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Richard J. Norman	 14,401,157 	 172,190
Frank K. Ross	 	 14,400,120 	 173,227



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Martin Cohen		      5,126 	6
Richard J. Norman	      5,127 	5
Frank K. Ross		      5,127 	5